DATED NOVEMBER 6, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 6, 2015, Montage sent the following letter to Pericom shareholders:

November 6, 2015

Dear Pericom Shareholder:

We recently sent you proxy materials regarding our superior offer to acquire your shares of Pericom Semiconductor Corporation for $18.50 per share in cash. We are writing again today to alert you that on November 4, 2015, Montage again enhanced its offer significantly, as described below.

Additionally, we want to share with you a short investor presentation which counters the misleading statements Pericom has recently made and spells out in concrete terms how Montage has structured strong protections for Pericom shareholders— including removing all regulatory risk and providing for financial certainty. We believe the presentation makes clear why you can have full confidence in Montage’s ability to deliver higher value for your shares than the Diodes deal.

The enhancements Montage announced earlier this week include:

•	Increasing the reverse break-up fee: Montage has doubled its proposed reverse break-up fee from $21.5 million to $43.0 million, representing 10% of the transaction value. The reverse break-up fee would be payable to Pericom should Montage fail to obtain required regulatory approval or financing for the transaction. Montage has committed to depositing the reverse break-up fee into an escrow account with Citibank in New York.

•	Assuming all regulatory risk: The Montage offer is no longer conditioned on any regulatory closing conditions, and has removed closing conditions relating to antitrust, Taiwan and CFIUS regulatory approvals and clearances. Therefore, Montage is assuming all risk with regard to all regulatory approvals and clearances.

Montage believes that its $18.50 per share cash offer is clearly superior to the $17.00 per share Diodes proposes and presents a compelling opportunity to create substantial value for all Pericom shareholders. After all, Montage’s $18.50 offer is 9% higher than the Diodes proposal and 52% higher than Pericom’s unaffected closing price on September 2, 2015.

We urge you to use the enclosed GOLD proxy card to vote AGAINST the proposed acquisition of Pericom by Diodes. Time is short, so to ensure your shares are represented, please vote TODAY, by telephone, by Internet, or signing, dating and returning the enclosed GOLD proxy card.

Sincerely,

Dr. Howard C. Yang

Chairman and Chief Executive Officer

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.